Exhibit B
                                 PROMISSORY NOTE


$786,818                                                   Seattle, Washington
                                                                 June 19, 2001

     FOR VALUE RECEIVED, Martin Kelly ("Maker") promises to pay to the order of Pyramid Breweries, Inc. (the "Holder"), the principal sum of Seven Hundred Eighty Six Thousand Eight Hundred Eighteen and no/100 Dollars ($786,818) upon the terms and conditions set forth below.

     1. Payment of Principal and Interest. If not sooner paid, the outstanding principal balance of this Note (the "Outstanding Principal Balance") and any accrued interest thereon shall be due and payable on June 30, 2011 (the "Maturity Date"), unless the Maturity Date is accelerated pursuant to Section 4 hereof. This Note may be prepaid, in whole or in part, without payment of any penalty or premium.

     Interest shall accrue on the Outstanding Principal Balance from the date hereof until the date the Note is paid in full, at the rate of 5.6%per annum simple interest (365 day basis). Payments of accrued interest shall be paid quarterly on January 31, April 30, July 31, and October 31 of each year that the principal balance of the Note remains unpaid. All cash payments received by Holder in respect of this Note shall be applied first to accrued interest and thereafter to the repayment of principal.

     2. Security. This Note is secured by the pledge of 387,400 shares of common stock of the Holder and is subject to the terms of that Stock Purchase and Restriction Agreement dated June 19, 2001 between Maker and Holder ("Stock Restriction Agreement"). In the event that Maker defaults under this Note and Holder exercises its rights with respect to the collateral, Maker shall remain personally liable for any deficiency in the payment of the principal balance and accrued interest on this Note.

     3. Acceleration of Maturity Date. Holder may, upon written notice to Maker, declare all outstanding principal and interest on this Note to be immediately due and payable in the event that:

     a. Maker's employment with the Company is terminated for Cause as defined in the Stock Restriction Agreement, or

     b. an Event of Default occurs.

     4. Default. An Event of Default shall occur if:

     a. Maker fails to make a payment of interest or principal due hereunder in a timely manner and such failure continues for fifteen calendar days following the date written notice of such breach is first given by Holder to Maker, or

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     b.  Maker  commits a breach  of the  provisions  of  Section 9 of the Stock
Restriction Agreement and such breach is not cured within fifteen calendar days following the date written notice of such breach is first given by Holder to Maker.

     5. Governing Law. This Note shall be governed by and construed in accordance with, and all actions arising therefrom shall be governed by, the laws of the State of Washington.

     6. Waiver and Amendment. The provisions of this Note may be amended, waived or modified only upon the written consent of the Holder and Maker.

     7. Notices. All notices provided for in this Note shall be in writing and deemed to be duly given upon (i) personal delivery or delivery by courier, or
(ii) five (5) days after deposit in the United States mail, certified or registered, postage prepaid. Notices shall be addressed (i) if to the Maker, at his address in the Stock Restriction Agreement or (ii) if to the Holder, to the address of its principal corporate offices (attn: Chief Financial Officer), or to such other address as such party may designate by ten (10) days advance written notice to the other party.

     8. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

     9. Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

     ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM FORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     Issued as of the date first written above.



                                               -------------------------
                                               Martin Kelly







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